                                                                      EXHIBIT 8



                                December 29, 1997


Superior National Insurance Group, Inc.
Superior National Capital Trust I
26601 Agoura Road
Calabasas, California 91302

Ladies and Gentlemen:

               We have acted as special tax counsel for Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), and Superior National Capital Trust I, a Delaware business trust (the "Trust"), in connection with a Registration Statement on Form S- 4 filed with the Securities and Exchange Commission on or about December 29, 1997 (the "Registration Statement") which registers under the Securities Act of 1933, as amended (the "Securities Act"), (i) the 10 3/4% Trust Preferred Securities (the "Exchange Preferred Securities") of the Trust (liquidation amount of $1,000 per Exchange Preferred Security), (ii) the Company's 10 3/4% Senior Subordinated Notes due December 1, 2017 (the "Exchange Notes") and (iii) the guarantee of the Company with respect to the Exchange Preferred Securities (the "Exchange Guarantee"). In connection therewith, we have participated in the preparation of, and have reviewed, the Registration Statement, including the prospectus which is a part thereof.

               We have examined and relied upon the Registration Statement and, in each case as filed with the Registration Statement, (i) the Senior Subordinated Indenture dated as of December 3, 1997 (the "Indenture") between the Company and Wilmington Trust Company, as trustee, which includes a form of Exchange Note; (ii) the Amended and Restated Declaration of Trust for the Trust dated as of December 3, 1997 (the "Declaration"), which includes a form of Exchange Preferred Security, (iii) the form of Exchange Guarantee Agreement to be entered into by the Company and Wilmington Trust Company, as trustee, with respect to the Exchange Guarantee (the "Exchange Guarantee Agreement") and (iv) certain other relevant documents used in connection with the issuance of the Exchange Notes, the Exchange Preferred Securities and the Exchange Guarantee (collectively, the "Operative Documents"). As to certain questions of fact material or relevant to the opinions expressed herein, we have relied upon a certificate obtained from an officer of the Company and have assumed the accuracy of the facts certified or stated to us and have made no independent investigation of such facts and assume no obligation to do so.

               Based on the foregoing and assuming that the Exchange Guarantee Agreement and forms of Exchange Note and Preferred Security are executed and delivered in substantially the forms filed as exhibits to the Registration Statement and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm, in all material respects, that the discussions set forth in the Registration

Statement under the heading "Certain United States Federal Income Tax Consequences" is a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

               We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.



                                                   Very truly yours,

                                                   Riordan & McKinzie